Exhibit (a)(5)(iii)

Note:  This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

May 8, 2023

Company Name	Shin Nippon Biomedical Laboratories, Ltd.
Representative	Representative Chairman, President & CEO Ryoichi Nagata
Listing	TSE PRIME : ticker code 2395
Inquiries	Managing Executive Officer, Senior Director, Corporate Communications, Toshiyuki Iwata
TEL	+81 3 5565 6216

SNBL Commences Tender Offer to Acquire All Outstanding Shares of Satsuma Pharmaceuticals, Inc.

Not Owned by SNBL

On May 5, 2023 (PST), Shin Nippon Biomedical Laboratories, Ltd. (TSE Prime: 2395, Chairman and President: Ryoichi Nagata, M.D., Ph.D., “SNBL” or “Company”) commenced a tender offer (the “Tender Offer”) pursuant to which it has offered to purchase all the outstanding shares of common stock of Satsuma Pharmaceuticals, Inc. (Nasdaq: STSA, President and CEO, John Kollins, “Satsuma”) not owned by SNBL, for a price of $0.91 per share in cash plus one non-tradeable CVR per share, via SNBL23 Merger Sub, Inc. (the “Offeror”), a wholly owned subsidiary of SNBL established for the purpose of the Tender Offer. The Tender Offer will expire at 12:00 A.M. Eastern Time on June 5, 2023, unless the offer is terminated earlier or the offer period is extended. SNBL is conducting the Tender Offer pursuant to the Agreement and Plan of Merger entered into on April 16, 2023 (PST) by and among SNBL, the Offeror and Satsuma and an Offer to Purchase dated May 5, 2023 and related Letter of Transmittal and Notice of Guaranteed Delivery.

Promptly following successful completion of the Tender Offer, the Offeror will be merged with and into Satsuma, with Satsuma remaining as the surviving entity, and Satsuma will become a wholly-owned consolidated subsidiary of SNBL.

Forward-Looking Statements

This communication contains forward-looking statements, including statements regarding the potential consummation of an acquisition, which involve a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition; the possibility that the transaction will not be completed; and the impact of general economic, industry, market or political conditions. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions (or the negative of such terms) are intended to identify forward-looking statements. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date of this communication, and SNBL does not undertake any obligation to update any forward-looking statement except as required by law.

Additional Information and Where to Find It

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Satsuma common stock, nor is it a substitute for the tender offer materials that were filed with the SEC when the tender offer was commenced. SNBL and the Offeror have filed a Tender Offer Statement on Schedule TO (“Tender Offer Statement”) with the SEC, and thereafter Satsuma filed a solicitation/recommendation statement on Schedule 14D-9 (“Schedule 14D-9 Solicitation Statement”) with respect to the tender offer. Both the Tender Offer Statement and the Schedule 14D-9 Solicitation Statement will be mailed to Satsuma’s stockholders free of charge. A free copy of the Tender Offer Statement and the Schedule 14D-9 Solicitation Statement will also be made available to all stockholders of Satsuma by contacting Satsuma at info@satsumarx.com or by phone at (650) 410-3200. In addition, the Tender Offer Statement, the related letter of transmittal and certain other tender offer documents and the Schedule 14D-9 Solicitation Statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC. In addition to these documents, Satsuma files annual, quarterly and current reports and other information with the SEC. These filings with the SEC are also available to the public for free at the SEC’s website. In addition, the Schedule 14D-9 Solicitation Statement and the other documents filed by Satsuma with the SEC are available to all stockholders of Satsuma free of charge at http://investors.Satsumarx.com.

SATSUMA’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 SOLICITATION STATEMENT CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF SATSUMA’S COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

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